SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
FEBRUARY 27, 2009

GLOBECOMM SYSTEMS INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
DELAWARE
(STATE OR OTHER JURISDICTION OF INCORPORATION)

000-22839 (COMMISSION FILE NUMBER)	11-3225567 (I.R.S. EMPLOYER IDENTIFICATION NO.)
45 Oser Avenue
Hauppauge, New York 11788
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
(631) 231-9800
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)
Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXLANATORY NOTE: Due to a clerical error, the Form 8-K that was previously filed by the registrant on March 4, 2009, contained the description of the Mach6 acquisition under Item 2.01. The registrant has correctly included the description of this transaction under Item 8.01 in this filing.
Item 8.01 Other Events.
     On February 27, 2009, pursuant to a Stock Purchase Agreement (the “Purchase Agreement”), dated as of February 27, 2009, that we entered into with Stichting Administratiekantoor Mach 6, a foundation (stichting) incorporated under the laws of the Netherlands, P.Visser Beheer B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Visser Beheer”), Post Beheer B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Post Beheer” and, together with Visser Beheer, the “Sellers”), Mr. Petrus Johannes Anthonius Visser, Mr. Albert Jan Post and B.V. Mach 6 (“Mach6”), we acquired 100% of the shares of Mach6.
     Pursuant to the terms of the Purchase Agreement, we acquired Mach6 for a purchase price of $5.9 million (which was funded through our existing cash position), subject to a net asset adjustment. The Sellers can also receive up to 300,000 shares of our common stock, subject to an earn-out based on certain net income milestones, which must be achieved within 12 months.
     A copy of the press release issued by us on March 2, 2009, announcing the closing of our acquisition of Mach6, is filed herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release, dated March 2, 2009, entitled Globecomm Systems Acquires Mach6

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBECOMM SYSTEMS INC. (Registrant)
By:	/s/ Andrew C. Melfi
	Name:	Andrew C. Melfi
	Title:	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Dated: March 4, 2009